July 2018 Exhibit 99.1

Disclaimer FORWARD LOOKING STATEMENTS The information in this presentation and the oral statements made in connection therewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this presentation, regarding TPG Pace Energy Holding Corp.’s (either as currently organized or as it may be reorganized in connection with the transactions contemplated in this presentation, “TPGE”) proposed acquisition of oil and gas assets from certain funds affiliated with EnerVest, Ltd. (“EnerVest”), TPGE’s ability to consummate the transaction, the benefits of the transaction and TPGE’s future financial performance following the transaction, as well as TPGE’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this presentation, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, TPGE disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. TPGE cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of TPGE, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput, and certificates related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, TPGE’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, the defects and limited control over non-operated properties. Should one or more of the risks or uncertainties described in this presentation and the oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact TPGE's operations and projections can be found in its periodic filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its definitive proxy statement regarding the proposed transaction, filed with the SEC on July 2, 2018. TPGE's SEC filings are available publicly on the SEC’s website at www.sec.gov. USE OF PROJECTIONS This presentation contains projections for TPGE, including with respect to its EBITDA, net debt to EBITDA ratio, capital budget, free cash flow and operating margin as well as its production volumes. TPGE’s independent auditors have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessary indicative of future results. In this presentation, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. Each of the assumptions and estimates underlying the projected information throughout this presentation are based on the data in Slide 14. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even if our assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside our control. Accordingly, there can be no assurance that the projected results are indicative of the future performance of TPGE after completion of the transaction or that actual results will not differ materially from those presented in the projected information. Inclusions of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved. USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures, including EBITDA, Adjusted EBITDAX and free cash flow of TPGE. TPGE believes EBITDA, Adjusted EBITDAX and free cash flow are useful because they allow TPGE to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to financing methods or capital structure. TPGE does not consider these non-GAAP measures in isolation or as an alternative to similar financial measures determined in accordance with GAAP. The computations of EBITDA, Adjusted EBITDAX and free cash flow may not be comparable to other similarly titled measures of other companies. TPGE excludes certain items from net (loss) income in arriving at EBITDA and Adjusted EBITDAX because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA and Adjusted EBITDAX should not be considered as alternatives to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of operating performance. Certain items excluded from EBITDA and Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA or Adjusted EBITDAX. TPGE’s presentation of EBITDA and Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or non-recurring terms. TPGE excludes capital expenditures from its cash flows from operations in arriving at its free cash flow in order to provide an understanding of certain factors and trends affecting its cash flows and liquidity. Free cash flow does not represent the residual cash flow available for discretionary expenditures. TPGE believes that free cash flow is useful to investors as a measure of the ability of its business to generate cash. INDUSTRY AND MARKET DATA This presentation has been prepared by TPGE and includes market data and other statistical information from sources believed by TPGE to be reliable, including independent industry publications, governmental publications or other published independent sources. Some data is also based on the good faith estimates of TPGE, which are derived from its review of internal sources as well as the independent sources described above. Although TPGE believes these sources are reliable, it has not independently verified the information and cannot guarantee its accuracy and completeness. TRADEMARKS AND TRADE NAMES TPGE and EnerVest own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with TPGE or EnerVest, or an endorsement or sponsorship by or of TPGE or EnerVest. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that TPGE or EnerVest will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. NO OFFER OR SOLICITATION This presentation is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS In connection with the proposed business combination, TPGE has filed a definitive proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the shareholders of TPGE on or about July 3, 2018 and will contain important information about the proposed business combination and related matters. TPGE’s shareholders and other interested persons are advised to read the definitive proxy statement in connection with TPGE’s solicitation of proxies for the meeting of shareholders to be held to approve the business combination because the proxy statement contains important information about the proposed business combination. The definitive proxy statement will be mailed to TPGE’s shareholders of record at the close of business on June 25, 2018. Shareholders may also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the definitive proxy statement by directing a request to: TPG Pace Energy Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attn: Secretary. PARTICIPANTS IN SOLICITATION TPGE, EnerVest and their respective directors and officers may be deemed participants in the solicitation of proxies of TPGE’s shareholders in connection with the proposed business combination. TPGE’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of TPGE in TPGE’s definitive proxy statement filed with the SEC on July 2, 2018.

Introduction to Magnolia Oil & Gas Corporation

1 $650 million IPO in May 2017

TPG PACE ENERGY

- IPO at $10/unit; NYSE ticker of TPGE
- Steve Chazen and TPG partnered to form a publicly traded consolidation platform with a disciplined corporate return philosophy

2 $2.7 billion Asset Identified

ENERVEST

- On March 20, 2018, TPGE entered into definitive agreements to acquire EnerVest's South Texas Division

3 Transaction Validation Through PIPE

Fidelity Investments | Davis Funds | Capital World

- TPGE raised $355 million in a Private Placement at $10/share prior to announcement of the EnerVest transaction

4 Definitive Proxy Filed on July 2nd

MAGNOLIA OIL & GAS CORPORATION

- TPGE will be renamed Magnolia Oil & Gas Corporation and trade under the NYSE ticker "MGY" at close
- Transaction is expected to close in 3Q 2018

Newly formed public company with expected $1.1 billion public float and $2.6 billion market cap(1) managed by former Occidental Petroleum CEO Steve Chazen

(1) Assumes TPGE 7/6/2018 closing share price of $10.97.

TPG PACE ENERGY
TPG PACE ENERGY HOLDINGS
3

Focused on Traditional Value Creation Metrics A differentiated Independent E&P Company with the objective to generate stock market value over the long term, through: Consistent organic production growth High EBIT operating margins à focused on oil Efficient capital program with short economic paybacks Significant free cash flow after capital expenditures Effective reinvestment of free cash flow 1 2 3 Magnolia will use the same playbook that Steve Chazen & Chris Stavros deployed and refined during their tenures at Occidental Petroleum 4 5

Developments Since Announcement

- **TPGE will become MGY on July 31st following upcoming shareholder vote**
  - Magnolia is completing its transition from a SPAC to a standalone, independent oil & gas company
  - Cumulative trading volume since deal announcement is more than 115% of the shares sold in the IPO
  - Stock is currently trading ~10% above the transaction assumed value of $10/share
- **Magnolia announced strong Q1 asset level operating and financial results of EnerVest's South Texas Division**
  - 45.7 Mboe/d with 62% oil and 78% liquids(1)
  - $152 million of EBITDA and $66 million of free cash flow(1)
- **WTI oil prices have moved up meaningfully since announcement**
  - 2H 2018 forward curve has increased from $60 per barrel at time of deal announcement to $69 today
- **Favorable Eagle Ford dynamics relative to other basins, due to proximity to Gulf Coast markets, excess take-away capacity and opportunities for accretive add-on acquisitions**
  - Magnolia continues to experience positive oil price differentials driven by contracts tied to LLS
  - Q1 realized oil price differentials of $0.79 per barrel relative to WTI(1). LLS-WTI differential increased to $5.10 per barrel in Q2 from $2.94 per barrel in Q1
- **Strong peer share price performance on an absolute and EBITDA multiple basis since announcement to today**
  - Median In-Basin comps(2): Multiple expanded from 5.0x to 5.8x and share price up 56%
  - Median Business Model comps(3): Multiple expanded from 8.2x to 9.2x and share price up 15%

Shareholder vote scheduled for July 17th with closing expected on July 31st

Source: FactSet, S&P CapIQ, Bloomberg.
Note: All figures as of 7/5/2018.
(1) See slide 16 (Better Than Expected 1Q18 Results) for additional details on Q1 Results.
(2) In-Basin comps consist of CRZO, EPE, SM, SN, & WRD.
(3) Business Model comps consist of CLR, CXO, DVN, FANG, & RSPP.

TPG
TPG PACE ENERGY HOLDINGS
5

Top Tier Eagle Ford & Austin Chalk Asset Position

Entry into South Texas at an Attractive Price with Significant Running Room

- High-quality, low-risk pure-play South Texas operator with a core Eagle Ford and Austin Chalk position
- Significant scale and PDP base generates material free cash flow, reduces development risk and increases optionality
- **Core Karnes County Position**
  - Some of the most prolific acreage in Karnes County, representing the premier county in the Eagle Ford play
  - Certain recent Karnes County Austin Chalk wells have outperformed even the best Eagle Ford and Permian Wolfcamp well results
- **Giddings Field**
  - Discovered in the 1920's,commercial development began in the 1970's originally targeting natural fractures in the Austin Chalk with open hole completions
  - Now targeting prolific Austin Chalk zones using modern completions techniques
  - Early results show some of the highest production wells to date in the play

	Karnes	Giddings	Total
Net Acres	14,070	345,027	359,097
Q1 2018 Net Production[(1)] (Mboe/d)	35.5	10.2	45.7

~359,000 Net Acres Position Targeting Two of the Top Oil Plays in the U.S.



Giddings Field
Karnes County
Bell
Milam
Burleson
Lee
Bastrop
Austin
Waller
Harris
Walker
Colorado
Bexar
Uvalde
Medina
Wilson
Atascosa
Karnes
DeWitt
Calhoun
Peak per 1,000' (Boe)
1st Quintile (526 - 1,911)
2nd Quintile (300 - 525)
3rd Quintile (177 - 299)
4th Quintile (94 - 177)
5th Quintile (< 94)
Legacy
Miles

Source: IHS Performance Evaluator.

Industry Leading Breakevens ($/bbl WTI)



$28
$32
$34
$35
$38
$39
$39
$45
Karnes Austin Chalk
Karnes Lower Eagle Ford
Midland
Delaware
DJ Basin
Eagle Ford
STACK
Bakken

Source: RSEG.

Magnolia is in a well-delineated, low-risk position in the Karnes County Core with significant upside in the Giddings Field, a re-emerging premier oil play

(1) Q1 2018 estimated production based off unaudited lease operating statements.

TPG
TPG PACE ENERGY HOLDINGS
6

Located in an Attractive Neighborhood Core position in Karnes County Oil Window adjacent to EOG and Marathon with $28 to $32/barrel breakevens(1) and less than 1-year new well paybacks (1) Source: RSEG.

Great Fit with Management's Value Creation Strategy

Value Creation Strategy	Magnolia Oil & Gas
Build a large scale focused business	• Core Karnes County acreage with some of the best economics in the U.S[1]
Generate cash flow well in excess of anticipated capital needs	• Highly economic wells with short payback periods creates self-funding drilling program, averaging less than 1-year paybacks
Organic growth within cash flow	• Targeting ~10% organic production growth while generating significant free cash flow
Low cost resource optionality	• Large potential upside from re-emerging Giddings Austin Chalk
Low leverage; investment grade style target	• $300 million of debt and ~$550 million of liquidity expected at close[2, 3]
Relentless focus on superior operating margins and returns	• Industry leading all-in-cost and full cycle economics
Experienced Team	• Experienced management in Steve Chazen and Chris Stavros • Ability to leverage EnerVest's proven operating and technical team as a contract operator

(1) Source: RSEG.
(2) Assumes $550 million undrawn RBL facility.
(3) The Company expects to issue approximately $300 million aggregate principal amount of Senior Notes on or prior to the Closing, but may increase the size of the offering if market conditions warrant. Net proceeds from any increase in offering size are expected to be used for working capital and general corporate purposes.

TPG
TPG PACE ENERGY HOLDINGS
8

Focus on Maintaining High Full-Cycle Operating & EBIT Margins Note: Boxed $58 / bbl WTI case was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018 and corresponds to base case financial projections included in definitive merger proxy filed July 2, 2018. Illustrative TPGE estimated F&D costs. F&D costs defined as estimated D&C well capex divided by estimated ultimate production. Illustrative TPGE estimated undeveloped purchase price allocation divided by estimated resource, subject to further diligence. Base case of $58 WTI oil at time of announcement

Cash Flow Priorities to Maximize Shareholder Returns With a targeted goal of always being free cash flow positive, Magnolia intends to be a prudent steward of shareholder’s capital Return-focused Value Creation Debt Reduction Accretive Bolt-On Acquisitions Share Repurchases

Attractive Entry Valuation


12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
2018E EV / EBITDA
FANG
EOG
CXO
PXD
COG
CLR
OXY
7.1x - Magnolia - $45 Oil(1)
5.0x - Magnolia - $58 Oil(2)
NFX
MRO
4.3x - Magnolia - $65 Oil(1)
Base case guidance of $58 WTI oil at time of announcement

	U.S. Independents	<1.5x 2018E Leverage	>8% Production CAGR (2017E-2019E)	2018E and 2019E FCF Positive
Number of companies:	50	25	20	9
Median 2018E EV / EBITDA:	6.8x	6.7x	7.4x	9.4x

Source: Company filings, FactSet consensus peer projections as of 7/5/2018.

Note: U.S. Independents include: APA, APC, AR, BBG, CDEV, CHK, CLR, CNX, COG, COP, CPE, CRZO, CVE, CXO, DNR, DVN, ECA, ECR, EGN, EOG, EPE, EQT, FANG, GPOR, HES, HK, JAG, LPI, MRO, MTDR, MUR, NBL, NFX, OAS, OXY, PDCE, PE, PXD, QEP, REN, RRC, SM, SN, SRCI, SWN, WLL, WPX, WRX, XEC, and XOG. Median and count figures do not include Magnolia. 2018E Leverage is debt adjusted to account for outspend defined as: EBITDA – interest expense – capital expenditures. Production CAGR based on 2017-2019 estimates.

(1) Implied multiple based off $10.00 share price and various commodity price sensitivity cases. See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) and slide 16 (Better Than Expected 1Q18 Results) for additional details on Magnolia and 2018E base case and sensitivity case projections.

(2) Implied multiple based off $10.00 share price and base case financial projections as shown in the definitive merger proxy filed on July 2, 2018, which was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018.

TPG
TPG PACE ENERGY HOLDINGS
11

Summary Investment Highlights – Why Own Magnolia Oil & Gas?

MAGNOLIA
OIL & GAS CORPORATION

Premier Platform Positioned for Success
- Coveted position in core of Karnes County with industry leading breakevens between $28 - $32 per barrel(1)
- Emerging position in the Giddings Field with results that continue to improve and substantial running room

Positive Free Cash Flow and Peer Leading Margins
- One of the select upstream independents generating substantial free cash flow after capital expenditures
- Peer leading free cash flow yield at a wide range of commodity prices

Multiple Levers of Growth
- Steady organic growth through proven drilling program while remaining well within cash flow
- Clean balance sheet and strong free cash flow enables Magnolia to pursue accretive acquisitions

Strong Balance Sheet and Financial Flexibility
- Conservative leverage profile with only $300 million of total debt outstanding expected at closing(2)
- Substantial liquidity of $550 million at closing(3)

Experienced Management Team
- Steve Chazen has a strong track record of disciplined operations and careful capital allocation policy
- Partnership with EnerVest, an industry-leading operator with a strong operating track record in South Texas

(1) Source: RSEG.
(2) The Company expects to issue approximately $300 million aggregate principal amount of Senior Notes on or prior to the Closing, but may increase the size of the offering if market conditions warrant. Net proceeds from any increase in offering size are expected to be used for working capital and general corporate purposes.
(3) Assumes $550 million undrawn RBL facility and $300 million senior note offering.

TPG
TPG PACE ENERGY HOLDINGS
12

Appendix – Financial Information

Sources, Uses and Pro Forma Valuation

Sources & Uses (Estimated)

Sources	Ann.	Adj.	Close[3]	%
Equity to Seller	$1,341	($131)	$1,210	45%
TPGE Cash in Trust[4, 5]	655		655	24%
PIPE Issuance Cash Proceeds	355		355	13%
Senior Note Offering[6]	300		300	11%
Sponsor Shares	163		163	6%
Total Sources	**$2,813**	**($131)**	**$2,682**	**100%**

Uses	Ann.	Adj.	Close[3]	%
Equity to Seller	$1,341	($131)	$1,210	45%
Cash to Seller	1,083		1,083	40%
Sponsor Shares	163		163	6%
Recent Acquisition	147		147	5%
Fees & Expenses[7]	80		80	3%
Total Uses	**$2,813**	**($131)**	**$2,682**	**100%**

Base case of $58 WTI oil at time of announcement

Post Transaction Ownership (Estimated)[1, 2]

Ownership	At Announcement	Adj.	At Close[3] $MM
Public Investors	$1,005		$1,005
Seller	1,341	(131)	1,210
Sponsor	163		163
Total	**$2,508**	**($131)**	**$2,377**

Ownership	At Announcement	At Close[3] $MM
Public Investors	40%	42%
Seller	53%	51%
Sponsor	6%	7%
Total	**100%**	**100%**

Pro Forma Valuation

Valuation	At Announcement	Adj.	At Close[3] $MM
Illustrative Share Price	$10.00		$10.00
Shares Outstanding[1,2]	251	(13)	238
Equity Value	**$2,508**		**$2,377**
Net Debt	300		300
Projected Enterprise Value	**$2,808**		**$2,677**

Opportunity to invest at an attractive entry alongside the seller who we expect to retain a vast majority of their stake given their belief in Steve Chazen's ability to unlock value

Note: Base case projections based on flat $58 WTI and $2.75 Henry Hub pricing and include recent acquisition. Please see definitive merger proxy filed July 2, 2018 for details on base case projections.

(1) Other outstanding instruments from TPGE.U IPO: 21.7 million warrants for 21.7 million shares at $11.50 per share; 10 million founder warrants for 10 million shares at $11.50 per share.

(2) 13 million contingent shares for seller and 4 million EnerVest operating team incentive shares trigger between a mix of exceeding certain operational targets or stock price hurdles between $12.50 and $14.50 per share over 2.5 - 4 years.

(3) At close figures assumes 6/30/2018 estimating close timing guidance at time of announcement and base case 1H 2018E free cash flow of $131mm is used to reduce purchase price. Actual adjustment is subject to change based on actual timing of closing and actual cash flows between January 1, 2018 and closing.

(4) Actual amount to be adjusted for interest income prior to close. $654.9 million held in trust as of 3/31/2018.

(5) Cash in trust account assumes no redemptions in connection with the business combination.

(6) The Company expects to issue approximately $300 million aggregate principal amount of Senior Notes on or prior to the Closing, but may increase the size of the offering if market conditions warrant. Net proceeds from any increase in offering size are expected to be used for working capital and general corporate purposes.

(7) Includes, among other things, deferred underwriting fees from TPGE.U IPO.

TPG

TPG PACE ENERGY HOLDINGS

14

Attractive Compared to In-Basin and Business Model Comps

Magnolia will be in a class of its own from a cash flow generation perspective...


2018E Free Cash Flow Yield[1]
13.5%
10.2%
4.4%
5.0%
1.6%
1.2%
0.3%
0.1%
(6.0%)
(7.8%)
(18.9%)
(19.3%)
(41.1%)
2018E Free Cash Flow ($MM)
$313
$241
$107
$1,176
$376
$325
$41
$7
($191)
($183)
($136)
($570)
($168)
$65 WTI
$58 WTI
$45 WTI
Magnolia
CLR
DVN
CXO
FANG
RSPP
WRD
CRZO
EPE
SM
SN

...the lowest leverage in the peer group...


Total Debt / 2018E EBITDA
0.5x
0.6x
0.8x
1.1x
1.2x
1.2x
1.6x
1.6x
2.1x
2.6x
3.5x
4.7x
5.1x
$65 WTI
$58 WTI
$45 WTI
Magnolia
FANG
WRD
CXO
CLR
RSPP
CRZO
DVN
SM
SN
EPE

...yet is priced in line with in-basin comps and meaningfully below the business model comps


Debt Adj. TEV / 2018E EBITDA
9.9x
9.5x
9.2x
8.7x
7.5x
7.1x
6.8x
6.0x
5.8x
5.8x
5.7x
5.0x
4.3x
FANG
CXO
DVN
RSPP
CLR
$45 WTI
Magnolia
SM
WRD
SN
CRZO
EPE
$58 WTI
$65 WTI
Magnolia


Legend
Magnolia
In-Basin Comps
CRZO
EPE
SM
SN
WRD
Business Model Comps
CLR
CXO
DVN
FANG
RSPP

Source: Company filings, FactSet consensus projections as of 7/5/2018. Note: See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) and slide 16 (Better Than Expected 1Q18 Results) for additional details on Magnolia and 2018E base case and sensitivity case projections..

(1) Free Cash Flow Yield calculated as 2018E Free Cash Flow divided by equity market capitalization as of 7/5/2018.

TPG
TPG PACE ENERGY HOLDINGS
15

Better Than Expected 1Q18 Results

Magnolia Q1 2018 Results[1]

	Karnes	Giddings	Total
Average Daily Production			
Oil (MBbls/d)	25.3	2.9	28.2
Natural Gas (MMcf/d)	32.5	27.7	60.3
NGL (MBbls/d)	4.8	2.6	7.4
Total Oil Equivalent (MBoe/d)	**35.5**	**10.2**	**45.7**
% Oil	*71%*	*29%*	*62%*
% Liquids	*85%*	*55%*	*78%*
Average sales prices:			
Oil (per Bbl)			$63.69
Average NYMEX WTI (per Bbl)[2]			$62.90
Differential to NYMEX WTI			$0.79
Natural gas (per Mcf)			$2.81
Average NYMEX Henry Hub (per Mcf)[2]			$2.80
Differential to NYMEX Henry Hub			$0.01
NGL (per Bbl)			$24.09
Selected Financial Statistics:			**($MM)**
Pro Forma EBITDA[5]			$152.2
Capital Expenditures			85.9
Free Cash Flow[6]			**$66.3**

2018E Projections

	2018E			Q1 2018
	Base Case[3]	Sensitivity Cases[4]		Actual[1]
Index Oil Price ($ / Bbl)	$58.00	$45.00	$65.00	$62.90
Realized Oil Price ($ / Bbl)	$56.67	$43.67	$63.67	$63.69
Total Production (MMboe)	16.6	16.6	16.6	4.1
Total Revenue ($MM)	$687	$542	$765	$193
Pro Forma EBITDA ($MM)[5]	$513	$379	$581	$152
EBITDA Margin[5]	*75%*	*70%*	*76%*	*79%*
Free Cash Flow[6]	$241	$107	$313	$66

NYMEX WTI Oil Prices


$58
$63
$73
Base Case at Annoucement
Q1 Average
July 5, 2018 Close

(1) The information presented is based on the unaudited lease operating statements for the Magnolia Assets and will not reconcile to the EnerVest financial statements presented in accordance with U.S. generally accepted accounting principles.
(2) Source: S&P CapIQ.
(3) Assumes flat index oil price indicated, $2.75 / Mcf index price for natural gas and NGL realizations of 38% of index oil price for full year 2018E. Represents base case financial projections included in definitive merger proxy filed July 2, 2018, which was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018.
(4) Assumes flat index oil price indicated, $2.75 / Mcf index price for natural gas and NGL realizations of 38% of index oil price for full year 2018E. See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) for assumptions regarding sensitivity cases.
(5) Pro Forma EBITDA is calculated as revenue less direct operating expenditures and $10.6 million of estimated G&A expense, which represents an estimate of Magnolia's quarterly G&A expense following the completion of the business combination and build out of Magnolia's management team and overhead structure. EBITDA margin is calculated as Pro Forma EBITDA divided by total revenue.
(6) Free cash flow is calculated as Pro Forma EBITDA less capital expenditures.

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Appendix – Operational Information

Karnes County – Core Eagle Ford and World Class Austin Chalk

Key Asset Highlights

- World-class acreage footprint located in the core of the Eagle Ford, substantially de-risked
  - 14,070 net acres (28,886 gross acres), 65% operated, 90% HBP, 35.5 Mboe/d Q1 2018 production (71% oil, 85% liquids)(1)
  - EOG represents ~50% of non-operated interest
- Steady production growth while generating substantial free cash flow
  - Full field development allows for operational efficiencies and improved performance
- Well known, repeatable acreage position targeting multiple benches and represents some of the best economics in North America
  - Breakevens between $28 - $32 per barrel(2)
  - Magnolia Eagle Ford Type Curve IP30/IP90: 400/285 boe/d / 1,000' LL (88/85% Oil)
  - Magnolia Austin Chalk Type Curve IP30/IP90: 465/400 boe/d / 1,000' LL (80/77% Oil)

Premier Position in the Core of the Eagle Ford



Wilson
Karnes
Magnolia Acreage
IP90 Boe / 1,000'
< 40
40 - 60
66 - 80
80 - 100
100 - 120
> 120
0
5
10
Miles

Source: IHS Performance Evaluator.

2018E Development Assumptions(3)

	Gross Wells Completed	Net Wells Completed
Magnolia DUCs	17	15
Non-Op DUCs	20	7
Magnolia Operated	23	18
Non-Operated	18	5
Total	78	45

Robust Risked Inventory

Gross Locations	Austin Chalk	Eagle Ford	Total
Magnolia Operated	210	330	540
Non Operated	145	340	485
Total	355	670	1,025

Net Locations	Austin Chalk	Eagle Ford	Total
Magnolia Operated	130	205	335
EOG Non-Op	25	25	50
Other Non-Op	15	35	50
Total	170	265	435

(1) Q1 2018 estimated production based off unaudited lease operating statements.
(2) Source: RSEG.
(3) Development assumptions associated with base case projections included in definitive merger proxy filed July 2, 2018, which was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018.

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Karnes County has some of the Top Economics in North America

- Results in Karnes County are some the best in North America
- Karnes Eagle Ford and Austin Chalk type curves produce 216,000 and 332,000 barrels of oil, respectively, in their first 12 months of production supporting paybacks in less than 6 months
- Liquids heavy commodity mix with Eagle Ford wells producing 74% oil (86% liquids)(1) and Austin Chalk wells producing 63% oil (80% liquids)(1)

Karnes has some of the highest U.S. IPs…



Magnolia Lower Eagle Ford
Magnolia Austin Chalk
RSEG Delaware Wolfcamp(2)
Daily Production (Boe/d)
3,000
2,500
2,000
1,500
1,000
500
0
0 4 8 12 16 20 24
Months

…with significant early cumulative production…



Magnolia Lower Eagle Ford
Magnolia Austin Chalk
RSEG Delaware Wolfcamp(2)
Cum. Production (Mboe)
800
600
400
200
0
0 4 8 12 16 20 24
Months

Commodity Split(1)	Oil	Liquids
Magnolia LEF	74%	86%
Magnolia AC	63%	80%
RSEG WC	46%	73%

…resulting in best in class paybacks



Magnolia Lower Eagle Ford
Magnolia Austin Chalk
RSEG Delaware Wolfcamp(2)
Cum. Cash Flow ($MM)
$20
$15
$10
$5
$0
($5)
($10)
5-Month Payout(3)
6-Month Payout(3)
19-Month Payout(3)
0 4 8 12 16 20 24
Months

Note: Magnolia type curves normalized to 5,000' laterals. Projections based on flat $58 WTI and $2.75 Henry Hub pricing.
(1) Commodity percentage splits represent first 24 months of production.
(2) Source: RSEG, Delaware North Reeves Wolfcamp A curve.
(3) All payout figures include assumed 2-month spud to sales delay.

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Giddings Field – Austin Chalk Redeveloping as an Emerging Play Giddings Asset Overview Emerging, high-growth asset with extensive inventory potential and significant development flexibility ~345,027 net acres, 99%+ HBP and ~87% operated, 10.2 Mboe/d Q1 2018 production(1) (29% oil, 55% liquids) HBP nature of asset allows for systematic delineation and optimization of play while staying within asset cash flow Modern high-intensity completions have resulted in a step-change improvement in well performance The first four wells have had average IP30s of 1,596 boe/d and average IP90s of 1,827 boe/d At least 1,000 locations based on conservative spacing assumptions 1 rig program planned for 2018 and 2 rig program planned for 2019 Lease Map Selected Recent Well Results(3) With significant scale and HBP position, Giddings offers a unique opportunity to develop an emerging play while remaining within cash flow Estimated Well Payouts(2) (Months) Q1 2018 estimated production based off unaudited lease operating statements. Payout from first production. Recent Giddings area Austin Chalk well results with >30% oil cut as of March 20,2018. Source: IHS, EnerVest, Company Filings. Source: EnerVest. 1 3 4 5 2 6 7 8 9 1 7 3 4 5 8 9 2 6

Giddings – Early Results Indicate Large Development Potential Application of modern high intensity slickwater completions have unlocked significant reserves previously thought inaccessible Recent Giddings Results Magnolia Giddings Footprint Note: Giddings Results shown on a Gross Pre-Royalty Basis. Due to temporary midstream constraints, wells choked back Source: IHS Enerdeq.

Magnolia Asset Summary – Free Cash Flow Positive Assets

- High quality assets allow for two self sustaining operating areas
  - Karnes County
    - World class asset that generates substantial free cash flow
    - Engine to fund inorganic growth via acquisitions or to accelerate drilling
  - Giddings
    - Emerging, high growth assets with substantial upside
    - Impressive results to date by EnerVest and other surrounding operators
    - Asset greater than 99% HBP and ~85% operated will allow Magnolia to control development pace and cash flow profile
- ***High margin asset and large PDP base will allow Magnolia to execute drilling program over the commodity price cycle***

Karnes 2018E Asset Cash Flow Profile(1)



($ in millions)
$492
($221)
$271
Base case of $58 WTI oil at time of announcement
Karnes Operating Cash Flow
Karnes Capex
Karnes Asset Free Cash Flow

Giddings 2018E Asset Cash Flow Profile(1)



($ in millions)
$71
($41)
$29
Base case of $58 WTI oil at time of announcement
Giddings Operating Cash Flow
Giddings Capex
Giddings Asset Free Cash Flow

Note: Projections based on flat $58 WTI and $2.75 Henry Hub pricing and include recent acquisition. See definitive merger proxy filed July 2, 2018 and the investor presentation posted to TPGE's website on March 20, 2018 for base case financial details.
(1) All projections shown are at the asset level and do not include G&A or Workover/Other.

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Magnolia to Partner with EnerVest to Operate Assets

Total EnerVest Organization

- 1,165 employees
- 5 operating divisions
- ~930 MMcfe/d production as of January 2018
- 138,000 leases and 247,000 revenue checks annually

EnerVest South Texas Division (to be acquired by Magnolia)

- Among the lowest cost operators in South Texas
- EnerVest operated Eagle Ford wells have among the highest IPs in Karnes County
- Currently operate ~1,300 wells in South Texas
- More than 1 million man hours without a Lost Time Accident (LTA)

Karnes County Eagle Ford 30-Day IP(1) (Bopd)



# of Wells: 35 29 154 54 43 76 340 103 48
Max Monthly IP 30 (Bopd)
1,400
1,200
1,000
800
600
400
200
0
EnerVest
devon
eog
ConocoPhillips
Murphy
Pioneer
Marathon Oil
encana
Statoil

Source: PLS PetroScout.

South Texas Asset Level Operating Cost(2) ($/Boe)



$6.62
$7.35
$8.73
$11.49
$11.67
$12.83
WildHorse
EnerVest
Carrizo
SM Energy
EP Energy
Sanchez

Source: Company Filings.

EnerVest is the one of the largest operating companies in the U.S. with 36,000+ wells across 8 million acres and producing 930 MMcfe/d

Note: EnerVest Organization and South Texas Division statistics are as of YE 2017.
(1) 30-Day IP represents max month volumes. Includes data from active producing wells since January 2015. Excludes operators with less than 10 wells.
(2) Defined as the sum of lease operating expense, gathering and transportation expense, and production taxes, as of 3Q17.

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Production with Free Cash Flow Generation in 2018+

Conservative Rig Program



(Rigs)
2.7
4.0
2018E
2019E

Significant Production Online



(Mboe/d)
Magnolia
Recent Acq.(1)
45.6
3.6
41.9
49.4
2.1
47.3
13% Organic Base Growth
2018E
2019E

Capex: 2018E $262MM | 2019E $344MM

Substantial EBITDA Generation



($ in millions)
Magnolia
Recent Acq.(1)
$513
$52
$461
$546
$29
$517
12% Organic Base Growth
2018E
2019E

Base case of $58 WTI oil at time of announcement

Material Free Cash Flow Generation[2]

$10MM impact to Free Cash Flow for every $1 change in oil price



($ in millions)
Cumulative FCF
$241
$426
$241
$184
2018E
2019E

Liquidity:[3] 2018E $652MM | 2019E $837MM

Unique combination of production growth and strong free cash flow

Note: Projections based on flat $58 WTI and $2.75 Henry Hub pricing and include recent acquisition. See definitive merger proxy filed July 2, 2018 and the investor presentation posted to TPGE's website on March 20, 2018 for base case financial details.

(1) Recent acquisition by EnerVest closed at end of February 2018 with a 2/1/2018 effective date.

(2) Free cash flow calculated as EBITDA – capex – cash interest – cash taxes. Assumes $300 million Senior Notes outstanding with 6.5% interest rate.

(3) Assumes $550 million undrawn RBL borrowing base.

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Karnes County – Core Eagle Ford and Austin Chalk

Karnes Overview

- 14,070 net acres (28,886 gross acres)
  - 65% operated (87% WI in operated sections); 90% HBP
  - 100% of the acreage is prospective for both Eagle Ford and Austin Chalk
- Q1 2018 production: 35.5 Mboe/d (71% oil)
- 2nd Rig added in May 2018

Eagle Ford Play Heat Map



Kinney
Uvalde
Medina
Bexar
Guadalupe
Wilson
Maverick
Zavala
Victoria
Goliad
Live Oak
Bee
Refugio
Duval
Nueces
Aransas
Magnolia Acreage
IP90 Boe / 1,000'
< 40
40 - 60
66 - 80
80 - 100
100 - 120
> 120
0 5 10 20 30 Miles

Source: IHS Performance Evaluator.

Karnes Well Spacing



Austin Chalk A
Austin Chalk B
Austin Chalk C
Upper EF
Lower EF
AC A Test in 1Q'18
300'- 500' Spacing
600' Spacing
250' Spacing ("wine racked")

Lower Eagle Ford Well Performance(1)



Avg. well result with less than 300' spacing
Avg. well result
Pre-2017 well results
2017 wells results
Cum Oil per well per 1,000' (bbls)
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
0
12
24
36
48
Months

Source: EnerVest.

(1) Dataset contains all Lower Eagle Ford wells in which EnerVest has working interest as of announcement on March 20, 2018.

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Illustrative Fully Diluted Share Count

	Illustrative Share Price								
Share Counts in Millions	**$10.00**	**$11.00**	**$12.00**	**$13.00**	**$14.00**	**$15.00**	**$16.00**	**$17.00**	**$18.00**
TPGE - Public IPO Shares	65.0	65.0	65.0	65.0	65.0	65.0	65.0	65.0	65.0
TPGE - Public PIPE Shares	35.5	35.5	35.5	35.5	35.5	35.5	35.5	35.5	35.5
TPGE - Sponsor Shares	16.3	16.3	16.3	16.3	16.3	16.3	16.3	16.3	16.3
TPGE - Warrants[1, 2, 3]	0.0	0.0	1.3	3.7	5.7	7.4	8.9	10.2	11.4
Seller Shares[4]	121.0	121.0	121.0	121.0	121.0	121.0	121.0	121.0	121.0
Earn-out Shares[5, 6, 7]	0.0	0.0	0.0	4.5	9.0	13.0	13.0	13.0	13.0
Non-Compete Shares[8, 9, 10]	0.0	0.0	0.0	0.0	2.0	4.0	4.0	4.0	4.0
Total	**237.7**	**237.7**	**239.0**	**245.9**	**254.4**	**262.1**	**263.6**	**264.9**	**266.1**

(1) Assumes treasury share method for warrants.

(2) 21.7 million public warrants issued as part of IPO with strike price of $11.50 and redemption price of $18.00.

(3) 10 million sponsor warrants issued as part of IPO with strike price of $11.50.

(4) Seller share count assumes 1H of 2018E free cash flow of $131 million is used to reduce purchase price.

(5) Earn-out Shares Tranche 1 – Closing sales price equals or exceeds $12.50 for 10 trading days out of 20 consecutive Trading Days prior to 12/31/2020 or if Magnolia achieves 2018 EBITDA of $565MM and 2018 FCF of $275MM. If either condition is met, 4.5 million shares will vest immediately.

(6) Earn-out Shares Tranche 2 – Closing sales price equals or exceeds $13.50 for 10 trading days out of 20 consecutive Trading Days prior to 6/30/2021 or if Magnolia achieves 2019 EBITDA of $600MM and 2019 FCF of $225MM. If either condition is met, 4.5 million shares will vest immediately.

(7) Earn-out Shares Tranche 3 – Closing sales price equals or exceeds $14.50 for 10 trading days out of 20 consecutive Trading Days prior to 12/31/2021. If condition is met 4 million shares will vest immediately.

(8) Non-Compete Tranche 1 – Closing sales price equals or exceeds $13.50 for 10 trading days out of 20 consecutive Trading Days within 4 years post closing. If the condition is met, 2 million shares are issued at the later of (i) 2.5 years after the Closing Date and (ii) the date the condition is met.

(9) Non-Compete Tranche 2 – Closing sales price equals or exceeds $14.50 for 10 trading days out of 20 consecutive Trading Days within 4 years post closing. If the condition is met, 2 million shares are issued on the 4th anniversary of the Closing date.

(10) Non-Compete Tranches 1 & 2 – Consideration is compensation in exchange for a non-compete in specified counties in South Texas. The non-compete is in place for the longer of 4 years or as long as EnerVest is sill providing contract services for Magnolia. A portion of the non-compete shares will be dedicated for the economic benefit of EnerVest employees dedicated to Magnolia.

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